EXHIBIT 12

                     MICHIGAN BELL TELEPHONE COMPANY
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                           (Dollars in Millions)

                                                  Three Months Ended
                                                       March 31
                                                    -------------
                                                  1996         1995
                                                  ----         ----
1.  EARNINGS

     a) Income before interest expense,
         income taxes and undistributed
         equity earnings (3).................  $  245.9      $  257.9

     b) Single Business Tax (2)..............       6.3           7.2

     c) Portion of rental expense
         representative of the
         interest factor (1)(2)..............       3.1           2.8
                                               --------      --------
     Total 1(a) through 1(c).................  $  255.3      $  267.9
                                               --------      --------
2.  FIXED CHARGES

     a) Total interest expense including
         capital lease obligations...........  $   21.1      $   22.8

     b) Capitalized interest.................       0.5           0.4

     c) Portion of rental expense
         representative of the
         interest factor (1).................       3.1           2.8
                                               --------      --------
     Total 2(a) through 2(c).................  $   24.7      $   26.0
                                               --------      --------
3.  RATIO OF EARNINGS TO FIXED CHARGES......      10.34         10.30
                                                  =====         =====


(1) One-third of rental expense is considered to be the amount representing return on capital.

(2) Earnings are income before income taxes and fixed charges. Since the Single Business Tax (the Tax) and rental expense have already been deducted, the Tax and the one-third portion of rental expense considered to be fixed charges are added back.

(3) The results for the first three months of 1995 reflect a $72.8 million pretax credit primarily from settlement gains resulting from lump sum pension payments from the pension plan to former employees who left the business in the nonmanagement work force restructuring.


                                                                    EXHIBIT 12


                          MICHIGAN BELL TELEPHONE COMPANY
                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                              (Dollars in Millions)

                                         1995    1994    1993   1992    1991
                                         ----    ----    ----   ----    ----


1.  EARNINGS

  a)  Income before interest expense, income
       tax, extraordinary charge, cumulative
       effect of change in accounting
       principles and undistributed
       equity earnings (3)...         $  863.1 $ 477.3 $ 584.2 $ 548.0 $ 533.8

  b)  Single Business Tax (2)........     26.2    28.3    27.6    25.2   25.6

  c)  Portion of rental expense representative
       of the interest factor (1)(2).     13.1    11.8    13.5    14.5   14.8
                                      -------- ------- ------- ------- -------
           Total 1(a) through 1(c)... $  902.4 $ 517.4 $ 625.3 $ 587.7 $ 574.2
                                       ======= ======= ======= ======= =======

2.  FIXED CHARGES

  a)  Total interest expense including capital
       lease obligations.............  $  90.3 $  97.1 $ 104.8 $ 108.4 $ 123.1

  b)  Capitalized interest...........      1.7     1.5     1.4     1.2    2.2

  c)  Portion of rental expense representative
       of the interest factor (1)....     13.1    11.8    13.5    14.5   14.8
                                       ------- ------- ------- ------- -------
           Total 2(a) through 2(c)...  $ 105.1 $ 110.4 $ 119.7 $ 124.1 $ 140.1
                                      ======== ======= ======= ======= =======

3.  RATIO OF EARNINGS TO FIXED CHARGES    8.59    4.69    5.22    4.74   4.10
                                      ======== ======= ======= ======= =======


(1) One-third of rental expense is considered to be the amount representing return on capital.

(2) Earnings are income before income taxes and fixed charges. Since the Single Business Tax (the Tax) and rental expense have already been deducted, the Tax and the one-third portion of rental expense considered to be fixed charges are added back.

(3) The results for 1995 reflect a $64.9 pretax credit primarily from settlement gains resulting from lump sum pension payments from the pension plan to former employees who left the business in the nonmanagement work force restructuring, partially offset by increased force costs related to the restructuring started in 1994, as well as a write-down of certain data processing equipment to net realizable value. Results for 1994 reflect a $174.4 pretax charge associated with the nonmanagement work force restructuring. Costs of the work force restructuring program have largely been funded from the Ameritech Pension Plan.